Exhibit 99.1

News Release
2100 Highway 55 Medina, MN 55340-9770 763-542-0500 763-542-0599 fax

Contact:	Richard Edwards Polaris Industries Inc. 763-542-0500

POLARIS INDUSTRIES INC. APPOINTS
ROBERT L. CAULK TO ITS BOARD OF DIRECTORS

MEDINA, Minn., October 21, 2004 — Polaris Industries Inc. (NYSE/PSE: PII) today announced the appointment of Robert L. Caulk to the Company’s Board of Directors effective October 21, 2004.

Mr. Caulk, 52, joined United Industries Corporation in November 1999 as President and Chief Executive Officer and since 2001 has also served as the Chairman of the Board of Directors. United Industries is a $1 billion manufacturer and marketer of consumer products, including lawn & garden care, household insect control and premium branded pet supply products. From 1995 to 1999, Mr. Caulk held the positions of President and Executive Vice President of Clopay Building Products, a marketer and manufacturer of residential and commercial garage doors. Prior to that, he held a number of executive positions at Johnson Worldwide Associates, a manufacturer of outdoor recreational products, S.C. Johnson, and DuPont. Mr. Caulk also serves as a director of several corporate and non-profit boards, including Sligh Furniture Company, United Industries Corporation, and the St. Louis Academy of Science. Mr. Caulk holds a B.A. from the University of Delaware and an M.B.A. from the Harvard Graduate School of Business Administration.

“We are delighted to have Bob join our board of directors. He brings extraordinary talent and experience in such key areas as operations and marketing,” said Greg Palen, Chairman of the Polaris Board of Directors.

With the appointment of Mr. Caulk, the Polaris Board of Directors now has a total of nine members.

About Polaris

Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

With annual 2003 sales of $1.6 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER for recreational and utility use.

Polaris is the recognized leader in the snowmobile industry; and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.

Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.